Exhibit 10.24

2005 Annual Incentive Plan Summary

On December 30, 2004, the Board of Directors approved the Company’s 2005 Annual Incentive Plan (AIP).  The AIP is established each year to provide a bonus to participants based on the Company’s achievement of annual corporate performance goals.  Participants in the plan are recommended by management and approved by the Board of Directors and generally include the Company’s Chief Executive Officer, President and Chief Operating Officer, Chief Financial Officer and other executive officers with management authority over the corporate functions responsible for the achievement of the goals.  The bonus earned by each participant will be equal to a fixed percentage of the participant’s salary multiplied by the percentage of achievement of the annual corporate performance goals, as determined by the Board of Directors.  The goals are based upon the following four metrics:  (i) revenue growth as compared to industry growth, weighted 30%; (ii) profitability improvement over 2004; weighted 20%; (iii) orders derived from the front end of the microelectronic manufacturing process, weighted 35%; and (iv) free cash flow, weighted 15%.  The bonus earned is paid upon public release of the Company’s annual results.